ARDEN INVESTMENT SERIES TRUST

Arden Alternative Strategies Fund
375 Park Avenue, 32nd Floor
New York, NY 10152

INFORMATION STATEMENT

NOTICE REGARDING SUB-ADVISERS

This information statement is being provided to the shareholders of Arden Alternative Strategies Fund (the “Fund”), a series of Arden Investment Series Trust (the "Trust"), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”).  This exemptive order permits Arden Asset Management LLC (“Arden”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a sub-adviser (or sub-advisers) which Arden believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS ADVISORY AGREEMENT

Arden, located at 375 Park Avenue, 32nd Floor, New York, NY 10152, serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated October 25, 2012.  The Fund has retained the Adviser to manage all aspects of the investments of the Fund (including oversight of each of the Fund’s sub-advisers).  Sub-advisers are generally chosen on the basis of some or all of the following selection criteria established by Arden:  an analysis of the sub-adviser's performance during various time periods and market cycles, the sub-adviser's reputation, experience, training and investment philosophy, process and policies, the sub-adviser's operational strength and resources, whether the sub-adviser has an identifiable track record and/or the degree to which the sub-adviser has a personal investment in the investment program.  As compensation for its services, Arden receives an advisory fee from the Fund and, from this advisory fee, Arden pays each sub-adviser a sub-advisory fee.

Pursuant to each sub-advisory agreement, the sub-adviser is delegated responsibility for the Fund’s day-to-day management for the assets of the Fund allocated to such sub-adviser (“Allocated Portion”).  Each sub-advisory agreement provides in substance that the sub-advisers will make and implement investment decisions for its Allocated Portion in its discretion and will continuously develop an investment program for the Allocated Portion.  The sub-advisory agreements permit each sub-adviser to effect securities transactions on behalf of the Fund through associated persons of the sub-adviser.  The sub-advisory agreements also specifically permit the sub-advisers to compensate, through higher commissions, brokers and dealers who provide investment research and analysis to the Fund, although the sub-advisers have no current plans to pay a material amount of such compensation.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board on February 28, 2013 (the “February Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “Independent Trustees”), approved the recommendation of Arden to approve: (i) a sub-advisory agreement (“PEAK6 Sub-Advisory Agreement”) with PEAK6 Advisors LLC (“PEAK6”); and (ii) a sub-advisory agreement (“Santa Fe Sub-Advisory Agreement”) with Santa Fe Partners LLC (“Santa Fe”), which became effective on April 1, 2013.  At a meeting of the Board on May 24, 2013 (the “May Meeting,” together with the February Meeting, the “Meetings”), the Board, including a majority of the Independent Trustees, approved Arden to enter into a sub-advisory agreement (“D. E. Shaw Investment Management, L.L.C. Sub-Advisory Agreement,” together with the PEAK6 Sub-Advisory Agreement and Santa Fe Sub-Advisory Agreement, the “Sub-Advisory Agreements”) with D. E. Shaw Investment Management, L.L.C. (together with PEAK6 and Santa Fe, the “Sub-Advisers”), which will become effective in June 2013.  Prior to the addition of the new Sub-Advisers, the Fund had nine sub-advisers (“Existing Sub-Advisers”).  Pursuant to the PEAK6 Sub-Advisory Agreement, PEAK6 manages its Allocated Portion using Relative Value – Equity (Market Neutral – Fundamental Neutral Trading) strategies.  Pursuant to the Santa Fe Sub-Advisory Agreement, Santa Fe manages its Allocated Portion using Relative Value – Equity (Market Neutral – Quantitative) strategies.  Pursuant to the D. E. Shaw Investment Management, L.L.C. Sub-Advisory Agreement, D. E. Shaw Investment Management, L.L.C. manages its Allocated Portion using Global Macro/Tactical and Other strategies.

Under the Advisory Agreement, the Fund pays Arden a fee as follows effective April 1, 2013:

Net Assets (billions)               Annual rate at each asset level
First $1.0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.85%
Next $1.0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.65%
Over $2.0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.50%

The table above represents the fee rate paid by the Fund to Arden, which will not change as a result of the Board’s approval of the Sub-Advisers.  Arden, in turn, pays PEAK6, Santa Fe, D. E. Shaw Investment Management, L.L.C. and the Existing Sub-Advisers a fee out of its own assets.  The Existing Sub-Advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the Sub-Advisers.

INFORMATION ABOUT PEAK6

PEAK6 was founded in 2005.  As of March 31, 2013, PEAK6 had approximately $1.3 billion in assets under management.  PEAK6’s principal offices are located at 141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604.

The following table provides information on the principal executive officers and directors of PEAK6.

Name	Title/Responsibilities	Address
Joseph Francis Scoby	Chief Executive Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604
Tomas Hricko	Chief Operating Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604
Michael James Rothkopf	Chief Investment Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604
Philip Bart Grigus	Chief Financial Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604
Jay Christian Coppoletta	Chief Legal Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604
Donna Joy MacDonald	Chief Compliance Officer	141 W. Jackson Boulevard, Suite 500, Chicago, IL 60604

INFORMATION ABOUT SANTA FE

Santa Fe was founded in 2004.  As of March 31, 2013, Santa Fe had approximately $238 million in assets under management.  Santa Fe’s principal offices are located at 1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505.

The following table provides information on the principal executive officers and directors of Santa Fe.

Name	Title/Responsibilities	Address
James Douglas Leatherberry	Chief Executive Officer	1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505
Lawrence Louis Tilmont	Chief Technology Officer	1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505
Venessa Maez Chavez	Chief Compliance Officer	1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505
Girish Ganesan	Senior Portfolio Manager	1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505
Thomas Earl Zimmerman	Member	1512 Pacheco Street, Suite D202, Santa Fe, New Mexico 87505

INFORMATION ABOUT D. E. SHAW INVESTMENT MANAGEMENT, L.L.C.

D. E. Shaw Investment Management, L.L.C. was founded in 2005.  As of May 1, 2013, D. E. Shaw Investment Management, L.L.C. had approximately $8.6 billion in assets under management.  D. E. Shaw Investment Management, L.L.C.’s principal offices are located at 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

The following table provides information on the executive officers and directors of D. E. Shaw Investment Management, L.L.C.

Name	Title/Responsibilities	Address
Anne Carolyn Dinning	Chief Investment Officer	1166 Avenue of the Americas, 9th Floor, New York, NY 10036
Andrew Ellingson Beck	Managing Director	1166 Avenue of the Americas, 9th Floor, New York, NY 10036
Nathan Clark Thomas	Chief Compliance Officer	1166 Avenue of the Americas, 9th Floor, New York, NY 10036
Christopher M. Zaback	Chief Financial Officer	1166 Avenue of the Americas, 9th Floor, New York, NY 10036
Philip Damian Kearns	Managing Director	1166 Avenue of the Americas, 9th Floor, New York, NY 10036

BOARD CONSIDERATIONS

At the Meetings, the Board, including all of the Independent Trustees, unanimously approved (i) the proposed Sub-Advisory Agreement between PEAK6 and Arden for the Fund; (ii) the proposed Sub-Advisory Agreement between Santa Fe and Arden for the Fund; and (iii) the proposed Sub-Advisory Agreement between D. E. Shaw Investment Management, L.L.C. and Arden for the Fund.  The Board had discussions with Arden and reviewed and considered various written materials and oral presentations in connection with the Sub-Advisers’ proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance and the code of ethics and compliance program of each Sub-Adviser.  Additionally, the Trustees considered the process undertaken during their consideration and initial approval of the investment advisory agreement between Arden and the Trust, on behalf of the Fund, the initial series of the Trust, and the sub-advisory agreements between Arden and each of the Existing Sub-Advisers at the meeting of the Board in October 2012.  Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved each of the Sub-Advisory Agreements.

The Nature, Quality and Extent of Services to be Provided by the Sub-Advisers

The Independent Trustees recalled and reviewed the presentations of the Sub-Advisers provided to the Board regarding their proposed services to the Fund.  In connection with the sub-advisory services proposed to be provided to the Fund, the Independent Trustees discussed the resources proposed to be dedicated to the Fund by each of the Sub-Advisers, including each Sub-Adviser’s investment professional expertise and depth.  The Independent Trustees considered the Sub-Advisers’ ability to perform their obligations to the Fund and adhere to the Fund’s investment restrictions.  The Trustees observed the scope of services required to be performed under each proposed Sub-Advisory Agreement.  The Board also considered the Sub-Advisers’ representations regarding the adequacy of their financial condition and their financial wherewithal to provide quality services to the Fund.  The Trustees also considered the compliance diligence conducted on each Sub-Adviser and the Trust Chief Compliance Officer’s representations in this regard.  The Independent Trustees found it was reasonable to expect that the Fund will receive the services required from the Sub-Advisers under each Sub-Advisory Agreement and expressed satisfaction with the nature, extent and quality of services proposed to be provided.

Investment Performance of the Sub-Advisers

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment advisory arrangements.  The Board reviewed the Sub-Advisers’ investment performance.  At the February Meeting, the Board noted that PEAK6 has delivered solid performance results for its other accounts, but only for a brief period since their inception on September 30, 2012.  At the February Meeting, the Board also noted that Santa Fe has delivered solid performance results for its other accounts managed using a strategy substantially similar to that proposed by the Fund over the most recent one-, three- and five-year periods.  At the May Meeting, the Board noted that affiliates of D. E. Shaw Investment Management, L.L.C. have delivered solid performance results for two funds they manage employing discretionary macro investment strategies (elements of which are similar to the strategy proposed for the Fund) over the one-year period and the one-, three- and five-year periods, as applicable.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that the Sub-Advisers were each in a position to provide a high quality and level of service to the Fund.

Cost of the Services Provided and Profits Realized by the Sub-Advisers from their Relationships with the Fund

The Independent Trustees reviewed the proposed cost of services to be provided by the Sub-Advisers and the proposed fees paid under each Sub-Advisory Agreement, which would not be paid by the Fund.  Because each Sub-Advisory Agreement was negotiated at arms-length by the Adviser, which is responsible for payments to the Sub-Advisers thereunder, the Independent Trustees did not consider the profitability to the Sub-Advisers from their relationship with the Fund.  The Trustees considered that the proposed sub-advisory fees were within the range of those paid to the Existing Sub-Advisers.  After reviewing these and related factors, the Independent Trustees concluded, within the context of their overall conclusions, that the anticipated costs of services to be provided under each Sub-Advisory Agreement supported each one’s approval.

The Extent to Which Economies of Scale Would be Realized as the Fund Grows and Whether Fee Levels Would Reflect Such Economies of Scale

The Independent Trustees noted that economies of scale may be realized when a Fund's assets increase significantly.  They observed that there were breakpoints (approved, effective April 1, 2013, at the February Meeting) for allowing the realization of economies of scale as Fund assets exceed $1.0 billion.  It was observed that the proposed Sub-Advisory Agreements did not provide for any breakpoints, but Arden indicated that they could seek to negotiate breakpoints if a sub-adviser’s Allocated Portion exceeds $100 million.  It was observed that currently, given the total number of sub-advisers, none of them was expected to have an Allocated Portion that materially exceeds $100 million.  The Independent Trustees agreed to revisit economies of scale in future years to the extent that Fund assets materially exceed expected levels.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed sub-advisory fees were fair and reasonable in light of the extent and quality of services to be provided.  In reaching this conclusion, no single factor was determinative.  At the February Meeting, the Board, including all of the Independent Trustees, approved the PEAK6 Sub-Advisory Agreement and Santa Fe Sub-Advisory Agreement.  At the May Meeting, the Board, including all of the Independent Trustees, approved the D. E. Shaw Investment Management, L.L.C. Sub-Advisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

Pursuant to an Administration and Accounting Services Agreement with the Trust, JPMorgan Chase Bank, N.A., located at One Beacon Street, Boston, Massachusetts 02108, serves as the administrator of the Fund.

Arden Securities LLC, located at Three Canal Plaza, Portland, Maine 04101, serves as the principal underwriter and exclusive agent for distribution of the Fund's shares pursuant to a Distribution Agreement.

Pursuant to a Transfer Agent Agreement with the Trust, U.S. Bancorp Fund Services, LLC acts as the Fund's transfer and disbursing agent.  The Transfer Agent is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202.

FINANCIAL INFORMATION

You can obtain a free copy of the annual and semi-annual reports, when available, by writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701 or by calling toll-free 1-866-773-7145.

BENEFICIAL OWNERSHIP OF THE FUND

As of April 30, 2013, National Financial Services, LLC (located at 499 Washington Boulevard, Jersey City, NJ 07310), a subsidiary of Fidelity Investments, owned 100% of the outstanding shares of the Fund on behalf of its clients.

DELIVERY OF INFORMATION STATEMENT – HOUSEHOLDING

Only one information statement is being delivered to multiple shareholders who share an address unless the Fund has received contrary instructions from one or more of the shareholders.  The Fund will deliver, promptly upon oral or written request, a separate copy of this information statement to a shareholder at a shared address to which a single copy of this information statement was delivered.

Shareholders may notify the Fund that they wish to receive a separate copy of this information statement, or wish to receive separate information statements in the future, by calling 1-866‐773‐7145 or writing to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201‐0701.  Multiple shareholders sharing an address can request to receive a single copy of information statements in the future if they are currently receiving multiple copies of information statements by calling or writing as indicated above.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.